EXHIBIT 10

                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                             555 West Flower Street
                          Los Angeles, California 90071
                                 (213) 683-6000

                                  June 23, 1997

Khan Funds
714 FM 1960 West
Suite 201
Houston, Texas 77090

Ladies and Gentlemen:


          We have acted as counsel to Khan Funds, a Delaware business trust (the "Trust"), in connection with the issuance of an indefinite number of shares of beneficial interest ("Shares") in the Khan Growth Fund series of the Trust (the "Fund") in a public offering pursuant to a Registration Statement on Form N-1A (Registration No. 33-12597), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

          In our capacity as counsel for the Trust, we have examined the Certificate of Trust of the Trust dated August 30, 1996, the Agreement and Declaration of Trust of the Trust dated September, 1996, the bylaws of the Trust, originals or copies of actions of the Trustees as furnished to us by the Trust, certificates of public officials, statutes and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

          Based upon our examination as aforesaid, we are of the opinion that the Shares are duly authorized and, when purchased and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        PAUL, HASTINGS, JANOFSKY & WALKER LLP